Exhibit 99.1

Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance	Tuesday, April 17, 2007
	(408) 432-1900	US1

LINEAR TECHNOLOGY REPORTS LOWER REVENUE AND NET INCOME FROM THE THIRD QUARTER OF THE PREVIOUS FISCAL YEAR AND ANNOUNCES PLANS FOR A $3.0 BILLION ACCELERATED STOCK REPURCHASE TRANSACTION.

Milpitas, California, April 17, 2007, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today announced that revenue for its quarterly period ended April 1, 2007, was $255.0 million, a decrease of 9% or $23.9 million from revenue of $278.9 million for the third quarter of the previous fiscal year. Net income computed in accordance with U.S. Generally Accepted Accounting Principles (GAAP) for the third quarter of fiscal year 2007 of $98.6 million or $0.32 diluted earnings per share decreased 11% or $12.0 million from net income of $110.6 million or $0.35 diluted earnings per share for the third quarter of the previous fiscal year.

Sequentially, revenue for the third quarter of fiscal year 2007 of $255.0 million decreased 5% or $12.9 million from revenue of $267.9 million from the sequential December quarter. Net income computed in accordance with GAAP for the third quarter of fiscal year 2007 was $98.6 million, or $0.32 diluted earnings per share, a decrease of 6% from GAAP net income of $105.0 million or $0.34 diluted earnings per share reported in the second quarter of the current fiscal year. During the most recent quarter the Company’s cash and short-term investments balance increased $24.9 million over the second quarter of the current fiscal year net of spending $25.2 million to purchase 0.8 million shares of its common stock. A cash dividend of $0.18 per share will be paid on May 16, 2007 to stockholders of record on April 27, 2007.

Non-GAAP net income for the third quarter of fiscal year 2007 was $111.8 million or $0.37 diluted earnings per share a decrease of $6.0 million from non-GAAP net income of $117.8 million or $0.39 diluted earnings per share reported from the sequential December quarter. On a quarter-over-quarter basis, fiscal year 2007 third quarter non-GAAP net income of $111.8 million decreased 7% or $8.0 million from non-GAAP net income of $119.7 million for the third quarter of the previous fiscal year. The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation. The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results. Reconciliations of reported net income and reported net income per diluted share to non-GAAP net income and non-GAAP net income per diluted share, respectively, are included at the end of this press release.

According to Lothar Maier, CEO, "This was a difficult quarter for us in that quarterly revenue and net income were down both sequentially from the December quarter and from the similar quarter last year. However, Linear continues to be very profitable with a return on sales of 39%. In addition, the Company continues to have positive cash flow from operations. Moreover, orders placed on the Company increased during the quarter and we had a positive book to bill ratio. The upcoming June quarter is a challenge to accurately forecast. Although inventory in the marketplace appears to be more balanced than in previous quarters, visibility continues to be low and customers remain guarded in their forecasting and inventory management. In summary, we currently expect revenue to increase 3% to 6% with operating margins up similarly.”

Linear Announces Plans for a $3 Billion Accelerated Stock Repurchase Transaction

The Company also announced its plans to enter into an accelerated stock repurchase transaction, subject to market and other conditions, pursuant to which it will repurchase approximately $3 billion of its shares of common stock. The Company intends to finance such repurchase with existing cash and the proceeds of a $1.7 billion convertible note offering. The accelerated stock repurchase transaction would be conditioned on the closing of the convertible note offering.

Robert H. Swanson, founder and Executive Chairman, said “Over the last twenty-five years we have built a strong profitable analog franchise. During this period we have grown entirely organically without any Company acquisitions and have accumulated roughly $2.0 billion in cash. We believe that our best investment continues to be ourselves, Linear Technology Corporation. Accordingly, we plan to purchase $3.0 billion of Linear stock in this transaction.”

“This substantial share repurchase underscores our belief in Linear’s future” said Lothar Maier, Linear’s CEO. “Repurchasing stock at this time represents an opportunity to use our strong cash position, together with some leveraging of our strong cash flow, to enhance long-term shareholder value.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended July 2, 2006.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, April 18, 2007 at 7:30 a.m. Pacific Coast Time. Those investors wishing to listen in may call (719) 955-1566 before 7:15 a.m. to be included in the audience. There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com. A replay of the conference call will be available from April 18 through April 24, 2007. You may access this post view by calling (719) 457-0820 and entering reservation #6574365. An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of April 18, 2007 until the third quarter earnings release next year.

Linear Technology Corporation was founded in 1981 as a manufacturer of high performance linear integrated circuits. Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, and many other analog functions. Applications for Linear Technology’s high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)

	Three Months Ended		Nine Months Ended
	April 1,	April 2,	April 1,	April 2,
	2007	2006	2007	2006
Revenues	$254,992	$278,888	$814,962	$800,047
Cost of sales (1)	56,535	60,021	180,175	174,785
Gross profit	198,457	218,867	634,787	625,262

Expenses:
Research & development (1)	45,364	40,982	136,844	116,801
Selling, general & administrative (1)	32,807	32,252	100,829	95,733
	78,171	73,234	237,673	212,534
Operating income	120,286	145,633	397,114	412,728
Interest income, net	16,589	13,439	48,493	37,633

Income before income taxes	136,875	159,072	445,607	450,361
Provision for income taxes	38,325	48,517	129,656	137,361

Net income	$98,550	$110,555	$315,951	$313,000

Earnings per share:
Basic	$0.33	$0.36	$1.05	$1.02
Diluted	$0.32	$0.35	$1.03	$1.00

Shares used in the calculation of
earnings per share:
Basic	299,455	306,136	300,212	305,873
Diluted	304,640	314,046	305,677	314,326

(1) Includes stock-based compensation charges as follows:

Cost of sales	$2,933	$2,323	$8,535	$5,836
Research and development	9,563	5,878	27,746	17,331
Sales, general and administrative	5,839	5,017	16,901	17,120

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	April 1,	July 2,
	2007	2006
	(unaudited)	(audited)
ASSETS
Current assets:
Cash, cash equivalents and
short-term investments	$1,808,408	$1,819,587

Accounts receivable, net of
allowance for doubtful
accounts of $1,779 ($1,808
at July 2, 2006)	142,245	154,297

Inventories	50,743	39,031
Deferred tax assets and
other current assets	67,943	64,221
Total current assets	2,069,339	2,077,136

Property, plant & equipment, net	264,297	247,969
Other noncurrent assets	65,765	65,790
Total assets	$2,399,401	$2,390,895

LIABILITIES & STOCKHOLDERS’
EQUITY:
Current liabilities:
Accounts payable	$12,082	$14,574

Accrued income taxes, payroll & other accrued liabilities	121,474	174,239

Deferred income on shipments
to distributors	42,302	48,013
Total current liabilities	175,858	236,826

Deferred tax and other long-term
liabilities	46,571	49,571

Stockholders’ equity:

Common stock	1,147,878	1,063,446
Retained earnings	1,029,770	1,046,137
Accumulated other comprehensive
income	(676)	(5,085)
Total stockholders’ equity	2,176,972	2,104,498
	$2,399,401	$2,390,895

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended				Nine Months Ended
	April 1,		April 2,		April 1,		April 2
	2007		2006		2007		2006

Reported net income (GAAP basis)	$ 98,550		$ 110,555		$ 315,951		$ 313,000

Stock-based compensation (1)	18,335		13,218		53,182		40,287
Income tax effect of non-GAAP adjustments	(5,134)		(4,031)		(15,474)		(12,287)
Non-GAAP net income	$ 111,751		$ 119,742		$ 353,659		$ 341,000

Non-GAAP earnings per share
excluding the effects of stock
based compensation:
Basic	$ 0.37		$ 0.39		$ 1.18		$ 1.11
Diluted	$ 0.37		$ 0.38		$ 1.17		$ 1.09

Shares used in the calculation of
Non-GAAP earnings per share:
Basic	299,455		306,136		300,212		305,873
Diluted	302,924	(2)	312,088	(2)	303,065	(3)	312,383	(3)

1)	Linear began expensing stock options in the first quarter of fiscal year 2006.

2)
Excludes 1,716 and 1,958 shares for the three months ended April 1, 2007 and April 2, 2006, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

3)
Excludes 2,612 and 1,943 shares for the nine months ended April 1, 2007 and April 2, 2006, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation. The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results. The Company excludes stock-based compensation expenses and the related tax effects primarily because they are significant non-cash expense estimates which management separates for consideration when evaluating and managing business operations.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures. This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items. The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.